EXHIBIT 99.2

T-Mobile US, Inc.

Investor Factbook
T-Mobile US Reports Second Quarter 2019 Results
T-Mobile Sets More Records in Q2: Strongest Q2 Customer Growth in Years, Record-Low Churn and Record Financial Results
Record-Low Postpaid Phone Churn of 0.78%; Record Service Revenues of $8.4B, Record Q2 Net Income of $939M and Record Adjusted EBITDA of $3.5B and Total Net Customer Additions of 1.8M

Accelerated Customer Growth

•	1.8 million total net additions in Q2 2019, up 11% YoY

•	1.1 million branded postpaid net additions in Q2 2019, up 9% YoY, expected to be best in the industry

•	710,000 branded postpaid phone net additions in Q2 2019, up 3% YoY, expected to be best in the industry

•	131,000 branded prepaid net additions in Q2 2019, up 44% YoY

•	All-time record-low branded postpaid phone churn of 0.78% in Q2 2019, down 17 bps YoY

Record Q2 Financial Performance (all percentages year-over-year)

•	Record Service revenues of $8.4 billion, up 6% in Q2 2019 with Branded postpaid service revenues up 9%

•	Record Q2 Total revenues of $11.0 billion, up 4% in Q2 2019

•	Record Q2 Net income of $939 million, up 20% in Q2 2019

•	Record Q2 Diluted earnings per share (“EPS”) of $1.09, up 18% in Q2 2019

•	Record Adjusted EBITDA(1) of $3.5 billion, up 7% in Q2 2019

•	Record Q2 Net cash provided by operating activities of $2.1 billion, up 70% in Q2 2019

•	Record Q2 Free Cash Flow(1) of $1.2 billion, up 51% in Q2 2019

Taking Major Steps Towards Nationwide 5G

•	On track to launch the first nationwide 5G network available next year; 99% of Americans now covered with 4G LTE

•	Aggressive deployment of 600 MHz using 5G-ready equipment; 4G LTE on 600 MHz now covering 156 million people and 1.2 million square miles

•	5G millimeter wave (mmWave) network introduced in 6 cities including New York and Los Angeles

•	Successful participation in mmWave auctions; average nationwide mmWave spectrum position more than quadrupled

Continued Strong Outlook for 2019

•	Branded postpaid net additions of 3.5 to 4.0 million, up from prior guidance of 3.1 to 3.7 million

•	Net income is not available on a forward-looking basis(2)

•	Adjusted EBITDA target of $12.9 to $13.3 billion, which includes leasing revenues of $550 to $600 million, up from prior guidance of $12.7 to $13.2 billion(1)

•
Cash purchases of property and equipment, excluding capitalized interest of approximately $400 million, are expected to be at the very high end of $5.4 to $5.7 billion; Cash purchases of property and equipment, including capitalized interest, are expected to be at the very high end of $5.8 to $6.1 billion

•
Three-year compound annual growth rate (“CAGR”) from FY 2016 to FY 2019 for Net cash provided by operating activities, excluding payments for merger-related costs, is expected to be at 33% to 35%, a narrowing of the prior target range

•	Three-year CAGR from FY 2016 to FY 2019 for Free Cash Flow, excluding payments for merger-related costs, is unchanged at 46% to 48%(1)

•	In Q3 2019, pre-close merger-related costs are expected to be $150 to $200 million before taxes
________________________________________________________________

(1)
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

(2)
We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA should not be used to predict Net income as the difference between the two measures is variable.

Total Branded Postpaid Net Additions
(in thousands)

Branded Postpaid Phone Churn

CUSTOMER METRICS
Branded Postpaid Customers

▪
Branded postpaid phone net customer additions were 710,000 in Q2 2019, compared to 656,000 in Q1 2019 and 686,000 in Q2 2018. This marks the 22nd consecutive quarter that T-Mobile is expected to lead the industry in branded postpaid phone net customer additions.

▪	Sequentially and year-over-year branded postpaid phone net customer additions increased primarily due to record-low churn.

▪	Branded postpaid other net customer additions were 398,000 in Q2 2019, compared to 363,000 in Q1 2019 and 331,000 in Q2 2018.

▪	The sequential increase was primarily due to lower churn.

▪	The year-over-year increase was primarily due to higher gross customer additions from connected devices and lower churn.

▪	Branded postpaid net customer additions were 1,108,000 in Q2 2019, compared to 1,019,000 in Q1 2019 and 1,017,000 in Q2 2018.

▪	Branded postpaid phone churn was a record-low 0.78% in Q2 2019, down 10 basis points from 0.88% in Q1 2019 and down 17 basis points from 0.95% in Q2 2018.

▪
Sequentially and year-over-year, the decrease was due to increased customer satisfaction and loyalty from ongoing improvements to network quality, industry-leading customer service and the overall value of our offerings.

Total Branded Prepaid Net Additions
(in thousands)

Branded Prepaid Churn
Total Branded Net Additions
(in thousands)

Branded Prepaid Customers

▪	Branded prepaid net customer additions were 131,000 in Q2 2019, compared to 69,000 in Q1 2019 and 91,000 in Q2 2018.

▪	Sequentially and year-over-year, the increases were primarily due to lower churn, partially offset by the impact of continued promotional activities in the marketplace.

▪	Migrations to branded postpaid plans reduced branded prepaid net customer additions in Q2 2019 by approximately 115,000, down from 120,000 in Q1 2019 and down from 135,000 in Q2 2018.

▪
On July 18, 2019, we entered into an agreement whereby certain T-Mobile branded prepaid products will now be offered and distributed by a current Mobile Virtual Network Operator (“MVNO”) partner. Upon the effective date, the agreement resulted in a base adjustment to reduce branded prepaid customers by 616,000 as we will no longer actively support the branded product offering. Prospectively, new customer activity associated with these products will be recorded within wholesale customers and revenue for these customers will be recorded within Wholesale revenues in our Condensed Consolidated Statements of Comprehensive Income.

▪	Branded prepaid churn was 3.49% in Q2 2019, compared to 3.85% in Q1 2019 and 3.81% in Q2 2018.

▪
Sequentially and year-over-year, the decreases were primarily due to the continued success of our prepaid brands due to promotional activities and rate plan offers as well as increased customer satisfaction and loyalty from ongoing improvements to network quality.

Total Branded Customers

▪	Total branded net customer additions were 1,239,000 in Q2 2019, compared to 1,088,000 in Q1 2019 and 1,108,000 in Q2 2018.

Wholesale Net Additions
(in thousands)

Total Net Additions
(in thousands)

Wholesale Customers

▪	Wholesale net customer additions were 512,000 in Q2 2019, compared to net additions of 562,000 in Q1 2019 and 471,000 in Q2 2018.

▪	Sequentially, the decrease was primarily due to lower Machine-to-Machine (“M2M”) net additions.

▪	Year-over-year, the increase was primarily due to higher gross additions from the continued success of our M2M and MVNO partnerships.

Total Customers

▪
Total net customer additions were 1,751,000 in Q2 2019, compared to 1,650,000 in Q1 2019 and 1,579,000 in Q2 2018. This is the 25th consecutive quarter in which T-Mobile has added more than one million total net customers.

▪	T-Mobile ended Q2 2019 with 83.1 million total customers.

T-Mobile LTE Coverage Map
(as of June 30, 2019)
New York 5G Coverage Map
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NETWORK

▪
T-Mobile continues to expand the footprint and increase both the capacity and capability of our network to better serve our customers. Our advancements in network technology and our spectrum resources ensure we can continue to increase the capabilities of our 4G LTE network as we prepare for our nationwide deployment of 5G.

5G

▪	T-Mobile is building the foundation for its 5G network across the U.S. in 2019, utilizing both 600 MHz spectrum and mmWave spectrum.

▪
For 5G on 600 MHz spectrum, T-Mobile is working toward the delivery of the first nationwide standards-based 5G network in 2020. We are continuing our aggressive deployment of LTE on 600 MHz using 5G ready equipment and we expect to launch 5G on 600 MHz on a broad footprint later this year in conjunction with the introduction of the first compatible 5G smartphones.

▪
On July 11, 2019, T-Mobile, Qualcomm and Ericsson announced that they had achieved the world’s first 5G Frequency Division Duplex (FDD) NR radio data session on a 5G production modem. The data session was conducted on 600 MHz spectrum, marking a major milestone for the wireless industry in the upcoming launch of the first commercial 5G network using low band spectrum.

▪
On June 28, 2019, T-Mobile introduced its 5G network using high-band mmWave spectrum in conjunction with the introduction of our first 5G handset, the Samsung Galaxy S10 5G. The 5G network commenced in six cities (New York City, Los Angeles, Dallas, Atlanta, Cleveland, and Las Vegas) and will be expanded and enhanced by continued deployments and the addition of new high-band spectrum over time.

600 MHz Spectrum

▪
At the end of Q2 2019, T-Mobile owned a nationwide average of 31 MHz of 600 MHz low-band spectrum. In total, T-Mobile owns approximately 41 MHz in terms of low-band spectrum (600 MHz and 700 MHz). The spectrum covers 100% of the U.S.

▪
T-Mobile continues to engage with broadcasters to accelerate FCC spectrum clearance timelines. As of the end of Q2 2019, T-Mobile had cleared 185 million POPs, and expects to clear approximately 280 million POPs by year-end 2019.

Depth of T-Mobile’s Nationwide Low-Band Spectrum (600 MHz and 700 MHz)
Depth of T-Mobile’s Nationwide mmWave Spectrum

▪
T-Mobile continues its aggressive deployment of LTE on 600 MHz spectrum using 5G ready equipment. At the end of Q2 2019, we were live with 4G LTE in nearly 6,600 cities and towns in 46 states and Puerto Rico covering 1.2 million square miles and 156 million POPs.

▪	Combining 600 and 700 MHz spectrum, we have deployed 4G LTE in low-band spectrum to 307 million POPs.

▪	Currently, more than 22 million devices on T-Mobile’s network are compatible with 600 MHz spectrum.
Spectrum Position

▪
At the end of Q2 2019, T-Mobile owned an average of 111 MHz of spectrum nationwide, not including mmWave spectrum. The spectrum comprises an average of 31 MHz in the 600 MHz band, 10 MHz in the 700 MHz band, 29 MHz in the 1900 MHz PCS band, and 41 MHz in the AWS band.

▪
On June 3, 2019, the FCC announced the results of Auctions 101 (28 GHz spectrum) and 102 (24 GHz spectrum). In the combined auctions, T-Mobile spent $842 million to more than quadruple its nationwide average total mmWave spectrum holdings from 104 MHz to 471 MHz across the 24, 28, and 39 GHz frequency bands.

▪	We will evaluate future spectrum purchases in upcoming auctions and in the secondary market to further augment our current spectrum position.
Network Coverage Growth

▪	T-Mobile continues to expand its coverage breadth and covered 326 million people with 4G LTE at the end of Q2 2019.

▪	At the end of Q2 2019, T-Mobile had equipment deployed on approximately 65,000 macro cell sites and 24,000 small cell/distributed antenna system sites.

Download and
Upload Speed Experience
(July 2019)
(in Mbps, D/L at Base, U/L at Top)
Based on analysis by Opensignal Inc.

Network Speed

▪
T-Mobile was the most highly decorated carrier in Opensignal's latest Mobile Network Experience Report, taking home trophies for best overall download and upload speed experience as well as network responsiveness. The report also showed the Un-carrier in a dead heat with Verizon in terms of 4G availability, with customers connecting to a 4G LTE network more than 94% of the time. In fact, only T-Mobile's network ranked first or second in every single category, including 4G availability, download speed experience, upload speed experience, latency, and video experience.

▪	Based on data from Opensignal, as of July 2019, T-Mobile’s average download speed was 23.6 Mbps, Verizon at 22.9 Mbps, AT&T at 22.5 Mbps, and Sprint at 19.2 Mbps.

▪	Based on data from Opensignal, as of July 2019, T-Mobile’s average upload speed was 7.3 Mbps, compared to Verizon at 6.9 Mbps, AT&T at 4.9 Mbps, and Sprint at 2.4 Mbps.
Network Capacity Growth

▪
T-Mobile continues to expand its capacity and increase the quality of its network through the re-farming of existing spectrum and implementation of new technologies including Voice over LTE (“VoLTE”), Carrier Aggregation, 4x4 multiple-input and multiple-output (“MIMO”), 256 Quadrature Amplitude Modulation (“QAM”) and License Assisted Access (“LAA”).

▪	VoLTE comprised 89% of total voice calls in Q2 2019, up from 88% in Q1 2019 and 83% in Q2 2018.

▪	Carrier aggregation is live for T-Mobile customers in 947 markets, up from 932 markets in Q1 2019 and nearly 900 in Q2 2018.

▪	4x4 MIMO is currently available in 639 markets, up from 591 markets in Q1 2019 and over 500 in Q2 2018.

▪	T-Mobile customers have 256 QAM available across the Un-carrier’s entire 4G LTE footprint.

▪	T-Mobile is the first carrier globally to have rolled out the combination of carrier aggregation, 4x4 MIMO and 256 QAM. This trifecta of standards has been rolled out to more than 600 markets.

▪	LAA has been deployed to 29 cities including Los Angeles, Philadelphia, Washington DC, Atlanta, Houston, Las Vegas, San Diego, and New Orleans.

NEW T-MOBILE 5G NETWORK
IN 2024

New T-Mobile mid-band 5G
New T-Mobile low-band 5G

PROPOSED SPRINT TRANSACTIONS

▪
On April 29, 2018, T-Mobile entered into a Business Combination Agreement with Sprint to merge in an all-stock transaction at a fixed exchange ratio of 0.10256 shares of T-Mobile common stock for each share of Sprint common stock, or 9.75 shares of Sprint common stock for each share of T-Mobile common stock (the “Merger”). The Merger, and other transactions contemplated by the Business Combination Agreement, are referred to as the “Transactions.”

▪
The combined company will be named “T-Mobile” and, as a result of the Merger, is expected to be able to rapidly launch a broad and deep nationwide 5G network, accelerate innovation and increase competition in the U.S. wireless, video and broadband industries. Neither T-Mobile nor Sprint on its own could generate comparable benefits to consumers. The combined company is expected to trade under the “TMUS” symbol on NASDAQ.

▪	The Transactions are subject to regulatory approvals and certain other customary closing conditions:

▪	We received approval from CFIUS and Team Telecom in December 2018.

▪	We received favorable action from 18 of the 19 state utility commissions conducting reviews with only the California PUC still outstanding.

▪
We received statements of support for the Merger by the Federal Communications Commission (“FCC”) Chairman Ajit Pai and FCC Commissioners Carr and O’Rielly in May 2019, with formal approval by the FCC pending.

▪
In June 2019, the attorneys general of thirteen states and the District of Columbia filed a lawsuit against us, DT, Sprint, and Softbank Group Corp. in the U.S. District Court for the Southern District of New York, alleging that the Merger, if consummated, would violate Section 7 of the Clayton Act. We believe the plaintiffs’ claims are without merit and are defending the lawsuit vigorously with a trial date currently scheduled for October 7, 2019.

▪	We expect final federal regulatory approval in the third quarter of 2019 and currently anticipate that the Merger will be permitted to close in the second half of the year.

▪
In Q2 2019, costs related to the Sprint transaction were $222 million before taxes compared to $113 million in Q1 2019 and $41 million in Q2 2018. These costs impacted Selling, general, and administrative (“SG&A”) expenses and Net income but are excluded from Adjusted EBITDA. In Q3 2019, pre-close merger-related costs are expected to be $150 to $200 million before taxes. Merger-related costs incurred in full-year 2019 will be impacted by the timing of the Merger close.

Devices Sold or Leased
(in million units)
	Q2 2018	Q1 2019	Q2 2019
Total Company
Phones	7.9	7.4	6.5
Mobile broadband and IoT devices	0.5	0.6	0.6
Total Company	8.4	8.0	7.1

Branded Postpaid Upgrade Rate

DEVICES

▪	Total devices sold or leased were 7.1 million units in Q2 2019, compared to 8.0 million units in Q1 2019 and 8.4 million units in Q2 2018.

▪	Total phones (smartphones and non-smartphones) sold or leased were 6.5 million units in Q2 2019, compared to 7.4 million units in Q1 2019 and 7.9 million units in Q2 2018.

▪	The branded postpaid upgrade rate was approximately 5% in Q2 2019, flat sequentially and down year-over-year from 6% in Q2 2018.

Total EIP Receivables, net and QoQ
Change in Total EIP Receivables
($ in millions)

QoQ Change in Total EIP     — Total EIP Rec., net

Leased Devices Transferred to P&E,
Net and Lease Revenues
($ in millions)

Lease Revenues

Leased Devices Trans. to P&E

DEVICE FINANCING
Equipment Installment Plans (“EIP”)

▪	T-Mobile provided $1.63 billion in gross EIP device financing to its customers in Q2 2019, down 6.7% from $1.74 billion in Q1 2019 and down 4.7% from $1.71 billion in Q2 2018.

▪	The sequential and year-over-year decrease was primarily from lower EIP unit sales, partially offset by higher average revenue per device sold.

▪
Customers on T-Mobile plans had associated EIP billings of $1.65 billion in Q2 2019, flat compared to $1.66 billion in Q1 2019 and up 3.8% from $1.59 billion in Q2 2018. EIP billings include prepayments and adjustments.

▪
Total EIP receivables, net of imputed discount and allowances for credit losses, were $4.05 billion at the end of Q2 2019, compared to $4.13 billion at the end of Q1 2019 and $3.53 billion at the end of Q2 2018.

Leasing Plans

▪	Leased devices transferred to property and equipment from inventory, net was $100 million in Q2 2019, compared to $90 million in Q1 2019 and $190 million in Q2 2018.

▪	The sequential increase was primarily due to a higher number of devices leased.

▪	The year-over-year decrease was primarily due to a lower number of devices leased and higher leased device buyouts.

▪	Depreciation expense associated with leased devices was $124 million in Q2 2019, compared to $184 million in Q1 2019 and $238 million in Q2 2018.

▪	Leased devices included in property and equipment, net was $418 million at the end of Q2 2019, compared to $442 million at the end of Q1 2019 and $743 million at the end of Q2 2018.

▪	Lease revenues were $143 million in Q2 2019, compared to $161 million in Q1 2019 and $177 million in Q2 2018.

Total Bad Debt Expense and Losses from Sales of Receivables
($ in millions, % of Total Revs)

CUSTOMER QUALITY

▪	Total bad debt expense and losses from sales of receivables was $99 million in Q2 2019, compared to $108 million in Q1 2019 and $102 million in Q2 2018.

▪	As a percentage of total revenues, total bad debt expense and losses from sales of receivables was 0.90% in Q2 2019, compared to 0.98% in Q1 2019 and 0.96% in Q2 2018.

▪
Sequentially, total bad debt expense and losses from sales of receivables decreased by $9 million. As a percentage of total revenues, bad debt expense and losses from sales of receivables decreased by 8 basis points.

▪
Year-over-year, total bad debt expense and losses from sales of receivables decreased by $3 million. As a percentage of total revenues, bad debt expense and losses from sales of receivables decreased by 6 basis points.

▪	The second quarter of 2019 included certain one-time tax-related benefits.

▪
Including the EIP receivables sold, total EIP receivables classified as Prime were 52% of total EIP receivables at the end of Q2 2019, compared to 52% at the end of Q1 2019 and 52% at the end of Q2 2018.

Branded Postpaid Phone ARPU
($ per month)

Branded Postpaid Customers per
Account

OPERATING METRICS
Branded Postpaid Phone ARPU

▪	Branded postpaid phone ARPU was $46.10 in Q2 2019, up 0.1% from $46.07 in Q1 2019 and down 0.9% from $46.52 in Q2 2018.

▪
Sequentially, the increase was primarily due to higher premium services revenue, partially offset by dilution from promotions targeting families and new segments, including the ongoing growth in our Netflix offering, which totaled $0.61 for the three months ended June 30, 2019, and decreased branded postpaid phone ARPU by $0.11 compared to the three months ended March 31, 2019.

▪
Year-over-year, the decrease was primarily due to a reduction in regulatory program revenues from the continued adoption of tax inclusive plans, the ongoing growth in our Netflix offering, which totaled $0.61 for the three months ended June 30, 2019, and decreased branded postpaid phone ARPU by $0.30 compared to the three months ended June 30, 2018, a reduction in certain non-recurring charges and the growing success of new customer segments and rate plans such as Unlimited 55+, Military, Business and Essentials, partially offset by higher premium services revenue.

▪	We continue to expect full-year 2019 branded postpaid phone ARPU to remain generally stable compared to full-year 2018 within a range from plus 1% to minus 1%.

Branded Postpaid Customers per Account

▪	Branded postpaid customers per account was 3.08 at the end of Q2 2019, compared to 3.06 at the end of Q1 2019 and 2.97 at the end of Q2 2018.

▪
The sequential and year-over-year increase was primarily due to the continued growth of new customer segments and rate plans such as Unlimited 55+, Military, Business and Essentials, promotional activities targeting families and the continued success of connected devices and wearables.

Branded Prepaid ARPU
($ per month)

Branded Prepaid ARPU

▪	Branded prepaid ARPU was $37.46 in Q2 2019, down 0.5% from $37.65 in Q1 2019 and down 2.7% compared to $38.48 in Q2 2018.

▪
Sequentially, the decrease was primarily due to dilution from promotional rate plans, lower non-recurring charges and the growth in our Amazon prime offering - included as a benefit with certain Metro by T-Mobile unlimited rate plans as of Q4 2018 - which impacted prepaid ARPU by $0.47 and reduced branded prepaid ARPU by $0.16 for the three months ended June 30, 2019, compared to the three months ended March 31, 2019, partially offset by favorable mix changes toward higher ARPU Metro by T-Mobile rate plans.

▪
The year-over-year decrease was primarily due to dilution from promotional rate plans and the growth in our Amazon Prime offering - included as a benefit with certain Metro by T-Mobile unlimited rate plans as of Q4 2018 - which impacted prepaid ARPU by $0.47, for the three months ended June 30, 2019.

Service Revenues
($ in millions)

REVENUES
Service Revenues

▪
T-Mobile is again expected to lead the industry in year-over-year service revenue percentage growth in Q2 2019. This marks the 21st consecutive quarter that T-Mobile is expected to lead the industry in this measure.

▪	Service revenues were a record-high $8.43 billion in Q2 2019, up 1.8% from $8.28 billion in Q1 2019 and up 6.2% from $7.93 billion in Q2 2018.

▪	Sequentially, the increase was primarily due to increases in Branded postpaid revenues and Roaming and other service revenues.

◦
Branded postpaid revenues increased 2.2%, primarily from growth in our customer base driven by the continued growth in existing and Greenfield markets, including the growing success of new customer segments and rate plans such as Unlimited 55+, Military, Business and Essentials along with record low churn.

◦	Roaming and other service revenues increased 28.7%, primarily from increases in international and domestic roaming revenues.

▪
Year-over-year, the increase was primarily due to an 8.7% increase in Branded postpaid revenues, primarily due to higher average branded postpaid phone customers from growth in our customer base driven by the continued growth in existing and Greenfield markets, including the growing success of new customer segments and rate plans such as Unlimited 55+, Military, Business and Essentials, along with record low churn and higher average branded postpaid other customers, partially offset by lower branded postpaid phone ARPU.

Equipment Revenues
($ in millions)

Total Revenues
($ in millions)

Equipment Revenues

▪
Equipment revenues were $2.26 billion in Q2 2019, down 10.1% from $2.52 billion in Q1 2019 and down 2.7% from $2.33 billion in Q2 2018. Equipment revenues in Q2 2019 were comprised of lease revenues of $143 million and non-lease revenues of $2.12 billion.

▪
Sequentially, the decrease was primarily due to a 13% decrease in the number of devices sold, excluding purchased leased devices, partially offset by a higher average revenue per device sold primarily due to an increase in the high-end device mix and higher proceeds from the liquidation of inventory.

▪
Year-over-year, the decrease was primarily due to an 11% decrease in the number of devices sold, excluding purchased leased devices and a decrease in lease revenues primarily due to a lower number of customer devices under lease, partially offset by a higher average revenue per device sold primarily due to an increase in the high-end device mix, higher proceeds from the liquidation of inventory and an increase in other equipment-related revenues.

Total Revenues

▪	Total revenues were a Q2 record-high $10.98 billion in Q2 2019, down 0.9% from $11.08 billion in Q1 2019 and up 3.9% from $10.57 billion in Q2 2018.

Cost of Services
($ in millions, % of Service Revs)

Cost of Equipment Sales
($ in millions, % of Equipment Revs)

OPERATING EXPENSES
Cost of Services

▪	Cost of services, exclusive of depreciation and amortization (“D&A”), was $1.65 billion in Q2 2019, up 6.7% from $1.55 billion in Q1 2019 and up 7.8% from $1.53 billion in Q2 2018.

▪	Sequentially, the increase was primarily due to higher regulatory program costs, costs for network expansion and employee-related expenses.

▪	Cost of services as a percentage of Service revenues increased by 90 basis points sequentially.

▪
Year-over-year, the increase was due to higher costs for employee-related expenses and network expansion and the impact from hurricane-related reimbursements of $70 million for the three months ended June 30, 2018, partially offset by lower regulatory program costs and the positive impact of the new lease standard of approximately $95 million in Q2 2019.

▪	As a percentage of Service revenues, Cost of services increased by 30 basis points year-
over-year.

Cost of Equipment Sales

▪	Cost of equipment sales, exclusive of D&A, was $2.66 billion in Q2 2019, down 11.8% from $3.02 billion in Q1 2019 and down 4.0% from $2.77 billion in Q2 2018.

▪
Sequentially, the decrease was primarily due to a 13% decrease in the number of devices sold, excluding purchased leased devices, partially offset by higher average cost per device sold, primarily due to an increase in the high-end device mix.

▪
Year-over-year, the decrease was primarily due to an 11% decrease in the number of devices sold, excluding purchased leased devices, and a decrease in extended warranty costs, partially offset by a higher average cost per device sold due to an increase in the high-end device mix and an increase in inventory liquidation costs.

SG&A Expense
($ in millions, % of Service Revs)

SG&A Expense (Excluding merger-related costs)
($ in millions, % of Service Revs)

D&A Expense
($ in millions, % of Total Revs)

Selling, General and Admin. “SG&A” Expense

▪	SG&A expense was $3.54 billion in Q2 2019, up 2.9% from $3.44 billion in Q1 2019 and up 11.2% from $3.19 billion in Q2 2018.

▪	Sequentially, the increase was primarily due to merger-related costs of $222 million in Q2 2019, compared to $113 million in Q1 2019.

▪
As a percentage of Service revenues, SG&A expense increased 40 basis points sequentially. As a percentage of Service revenues, excluding merger-related costs, SG&A expense decreased 80 basis points sequentially.

▪
Year-over-year, the increase was primarily due to merger-related costs of $222 million in Q2 2019, compared to $41 million in Q2 2018, higher costs related to outsourced functions and employee-related costs and higher commissions expense resulting from an increase of $80 million in amortization expense related to commission costs that were capitalized beginning upon the adoption of ASC 606 on January 1, 2018; partially offset by lower commissions expense from lower gross customer additions and compensation structure changes.

▪
As a percentage of Service revenues, SG&A expense increased 180 basis points year-over-year. As a percentage of Service revenues, excluding merger-related costs, SG&A expense decreased 20 basis points year-over-year.

Depreciation and Amortization

▪	D&A was $1.59 billion in Q2 2019, down 0.9% from $1.60 billion in Q1 2019 and down 3.0% from $1.63 billion in Q2 2018.

▪	D&A related to leased devices was $125 million in Q2 2019, compared to $184 million in Q1 2019 and $238 million in Q2 2018.

▪	Non-lease-related D&A was $1.46 billion in Q2 2019, compared to $1.42 billion in Q1 2019 and $1.40 billion in Q2 2018.

▪
Sequentially and year-over-year, the decrease was primarily due to lower depreciation expense resulting from a lower total number of customer devices under lease, partially offset by the continued deployment of lower-band spectrum, including 600 MHz, and laying the groundwork for 5G.

Net Income
($ in millions)

Diluted Earnings Per Share

NET INCOME AND
DILUTED EARNINGS PER SHARE

▪	Net income was $939 million in Q2 2019, up 3% from $908 million in Q1 2019 and up 20% from $782 million in Q2 2018. EPS was $1.09 in Q2 2019, up from $1.06 in Q1 2019 and up from $0.92 in Q2 2018.

▪	Sequentially, the increases in Net income and EPS were primarily due to higher Operating income, partially offset by higher Other expense, net. Net income and EPS included the following:

◦	The impact from merger-related costs on Net income and EPS for Q2 2019 of $175 million and $0.20, respectively, compared to $93 million and $0.11 in Q1 2019, respectively.

▪
Year-over-year, the increases in Net income and EPS were primarily due to higher Operating income and lower Interest expense and Interest expense to affiliates, partially offset by higher Income tax expense. Net income and EPS included the following:

◦	The impact from merger-related costs on Net income and EPS for Q2 2019 of $175 million and $0.20, respectively, compared to $39 million and $0.05 in Q2 2018, respectively.

◦	There was no impact from hurricanes on Net income and EPS for Q2 2019, compared to the impact from hurricane-related reimbursements of $45 million and $0.06, respectively, for Q2 2018.

▪	Net income margin was 11% in Q2 2019, compared to 11% in Q1 2019 and 10% in Q2 2018. Net income margin is calculated as Net income divided by service revenues.

▪	The effective tax rate for Q2 2019 was 24%. For full-year 2019, the effective tax rate is expected to be 25% to 26%.

Adjusted EBITDA
($ in millions)

ADJUSTED EBITDA

▪	Adjusted EBITDA was $3.5 billion in Q2 2019, up 5.4% from $3.3 billion in Q1 2019 and up 7.1% from $3.2 billion in Q2 2018.

▪
Sequentially, the increase in Adjusted EBITDA was primarily due to higher Service revenues and lower net losses on equipment sales. These increases were partially offset by higher Cost of services expenses.

▪
Year-over-year, the increase in Adjusted EBITDA was primarily due to higher Service revenues, partially offset by higher Selling, general and administrative expenses, higher Cost of services expenses, and the impact from hurricane-related reimbursements of $70 million in Q2 2018. There was no impact from hurricanes in Q2 2019.

▪	Adjusted EBITDA excludes merger-related costs of $222 million in Q2 2019 compared to $113 million in Q1 2019 and $41 million in Q2 2018.

▪	Adjusted EBITDA margin was 41% in Q2 2019, compared to 40% in Q1 2019 and 41% in Q2 2018. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Service revenues.

Cash Purchases of Property and Equipment
($ in millions, % of Service Revs)
Cash Purchases of Property and Equipment (Excluding Capitalized Interest)
($ in millions, % of Service Revs)

CAPITAL EXPENDITURES

▪	Cash purchases of property and equipment were $1.79 billion in Q2 2019, compared to $1.93 billion in Q1 2019 and $1.63 billion in Q2 2018.

▪	Sequentially, the decrease was primarily due to fluctuations in the timing of the build-out of our network, including 600 MHz low-band spectrum.

▪	Year-over-year, the increase was primarily due to growth in network build as we continued deployment of lower-band spectrum, including 600 MHz, and started laying the groundwork for 5G.

▪	Cash purchases of property and equipment, excluding capitalized interest, were $1.66 billion in Q2 2019, compared to $1.81 billion in Q1 2019 and $1.53 billion in Q2 2018.

▪	Capitalized interest included in cash purchases of property and equipment was $125 million in Q2 2019, compared to $118 million in Q1 2019 and $102 million in Q2 2018.

Net Cash Provided by Operating Activities
($ in millions)

CASH FLOW
Operating Activities

▪	Net cash provided by operating activities was $2.15 billion in Q2 2019, compared to $1.39 billion in Q1 2019 and $1.26 billion in Q2 2018.

▪	Sequentially, the increase was primarily due to lower net cash outflows from changes in working capital and higher Net income.

◦	The change in working capital was primarily due to changes in Inventories and Accounts receivable, partially offset by Other current and long-term liabilities.

▪	Year-over-year, the increase was primarily due to lower net cash outflows from change in working capital and higher Net income.

◦
The change in working capital was primarily due to changes in Accounts receivables, Other current and long-term assets, Equipment installment plan receivables, and Accounts payable and accrued liabilities.

▪
Changes in Operating lease right-of-use assets and Short and long-term operating lease liabilities are now presented in Changes in operating assets and liabilities due to the adoption of the new lease standard. Sequentially, the net impact of changes in these accounts increased Net cash provided by operating activities by $35 million. Year-over-year, the net impact of changes in these accounts decreased Net cash provided by operating activities by $52 million.

▪
Net cash provided by operating activities three-year CAGR, excluding payments for merger-related costs, from full-year 2016 to full-year 2019 is expected to be between 33% and 35%, a narrowing of the prior target range of 32% to 35%.

Net Cash Provided by (Used in) Investing Activities
($ in millions)

Net Cash Used in Financing Activities
($ in millions)

Investing Activities

▪	Net cash used in investing activities was an outflow of $1.62 billion in Q2 2019, compared to $966 million in Q1 2019 and $306 million in Q2 2018.

▪
Sequentially, the change was primarily due to higher purchases of spectrum licenses and other intangible assets, including deposits, and lower proceeds related to our deferred purchase price from securitization transactions, partially offset by lower purchases of property and equipment, including capitalized interest.

▪
Year-over-year, the change was primarily due to higher purchases of spectrum licenses and other intangible assets, including deposits, lower proceeds related to our deferred purchase price from securitization transactions and higher purchases of property and equipment, including capitalized interest.

Financing Activities

▪	Net cash used in financing activities was $866 million in Q2 2019, compared to $190 million in Q1 2019 and $3.3 billion in Q2 2018.

▪	Sequentially, the change was primarily due to repayments of long-term debt and higher repayments of financing lease obligations, partially offset by lower tax withholdings on share-based awards.

▪
Year-over-year, the change was primarily due lower repayments of long-term debt and cash payments for debt extinguishment costs. Q2 2018 also included activity which did not occur in Q2 2019, including repurchases of common stock and net repayments on the revolving credit facility.

Free Cash Flow
($ in millions)

FREE CASH FLOW

▪	Free Cash Flow was $1.2 billion in Q2 2019, compared to $618 million in Q1 2019 and $774 million in Q2 2018.

▪
Sequentially, the increase was primarily due to higher net cash provided by operating activities, as described above, and lower cash purchases of property and equipment, including capitalized interest, partially offset by lower proceeds related to our deferred purchase price from securitization transactions.

▪
Year-over-year, the increase was due to higher net cash provided by operating activities, as described above, and lower cash payments for debt extinguishment costs, partially offset by lower proceeds related to our deferred purchase price from securitization transactions and higher cash purchases of property and equipment.

▪
The impact of payments for merger-related costs on Free Cash Flow was $151 million in Q2 2019 compared to $34 million in Q1 2019 and $17 million in Q2 2018. Free cash flow, excluding payments for merger-related costs, was $1.3 billion in Q2 2019.

▪
Free Cash Flow three-year CAGR, excluding payments for merger-related costs, from full-year 2016 to full-year 2019 is expected to be between 46% and 48%, unchanged from the prior target range. Free cash flow guidance does not assume any material net cash inflows from securitization going forward.

Total Debt and Net Debt (Excluding Tower Obligations)
Net Debt to LTM Net Income
Net Debt to LTM Adjusted EBITDA
($ in billions)

Total Debt (excl. Tower Obligations)

Net Debt (excl. Tower Obligations)
—     Net Debt (excl. Tower Obligations) to LTM Net income
—     Net Debt (excl. Tower Obligations) to LTM Adj. EBITDA

CAPITAL STRUCTURE

▪	Total debt, excluding tower obligations, at the end of Q2 2019 was $27.5 billion and was comprised of the following:

▪	$300 million of Short-term debt,

▪	$11.0 billion of Long-term debt,

▪	$14.0 billion of Long-term debt to affiliates.

▪	$963 million of Short-term financing lease liabilities, and

▪	$1.3 billion of Financing lease liabilities

▪	Net debt, excluding tower obligations, at the end of Q2 2019 was $26.4 billion.

▪
The ratio of net debt, excluding tower obligations, to Net income for the trailing last twelve months (“LTM”) period was 8.0x at the end of Q2 2019, compared to 8.5x at the end of Q1 2019 and 5.9x at the end of Q2 2018.

▪
The ratio of net debt, excluding tower obligations, to Adjusted EBITDA for the trailing LTM period was 2.0x at the end of Q2 2019, compared to 2.1x at the end of Q1 2019 and 2.4x at the end of Q2 2018.

2019 Guidance Outlook

	Original		Q1 2019 Update		Q2 2019 Update
Branded Postpaid Net Adds (in millions)	2.6	3.6	3.1	3.7	3.5	4.0
Adjusted EBITDA ($ in billions)	$12.7	$13.2	Unchanged		$12.9	$13.3
Cash purchases of prop and equip excl Cap Int of approx. $400 million ($ in billions)	$5.4	$5.7	Unchanged		Unchanged
Net cash provided by op act 3-yr CAGR	17%	21%	32%	35%	33%	35%
Free Cash Flow three-year CAGR	46%	48%	Unchanged		Unchanged

GUIDANCE

▪	Branded postpaid net customer additions: Branded postpaid net customer additions for the full-year 2019 are expected to be 3.5 to 4.0 million, up from prior guidance of 3.1 to 3.7 million.

▪
Net Income: We are not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock-based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

▪
Adjusted EBITDA: For the full-year 2019, Adjusted EBITDA is expected to be in the range of $12.9 to $13.3 billion, an increase from and narrowing of the prior target range of $12.7 to $13.2 billion. This target includes expected leasing revenues of $550 to $600 million, down from prior guidance of $600 to $700 million, and takes into account the network expansion, including the deployment of our 600 MHz spectrum and the build-out of our 5G network, which is expected to drive up Cost of Services by $200 to $300 million year-over-year, and increased customer guidance.

▪
Capital expenditures: Cash purchases of property and equipment for the full-year 2019, excluding capitalized interest of approximately $400 million, are expected to be in the range of $5.4 to $5.7 billion and cash purchases of property and equipment for the full-year 2019, including capitalized interest, are expected to be in the range of $5.8 to $6.1 billion, with both ranges unchanged from prior guidance. We now expect to be at the very high end of both ranges. Full-year 2019 cash purchases of property and equipment include expenditures for 5G and 600 MHz deployment.

▪
Net cash provided by operating activities: Net cash provided by operating activities three-year CAGR, excluding payments for merger-related costs, from full-year 2016 to full-year 2019 is expected to be between 33% and 35%, a narrowing of the prior target range of 32% to 35%.

▪
Free Cash Flow: Free Cash Flow three-year CAGR, excluding payments for merger-related costs, from full-year 2016 to full-year 2019 is expected to be between 46% and 48%, unchanged from the prior target range. Free cash flow guidance does not assume any material net cash inflows from securitization going forward.

▪	Branded postpaid phone ARPU: We expect full-year 2019 branded postpaid phone ARPU to remain generally stable within a range from plus 1% to minus 1% compared to full-year 2018.

▪	Tax Rate: For full-year 2019, the effective tax rate is expected to be 25% to 26%.

▪
Merger-related costs: In Q3 2019, pre-close merger-related costs are expected to be $150 to $200 million before taxes. These costs are excluded from Adjusted EBITDA but will impact Net income and cash flows. Merger-related costs incurred in full-year 2019 will be impacted by the timing of the Merger close.

UPCOMING EVENTS (All dates and attendance tentative)

▪	28th Annual Goldman Sachs Communacopia Conference, September 17-19, New York, NY

▪	27th Annual Deutsche Bank Leveraged Finance Conference, September 23-25, Scottsdale, AZ

CONTACT INFORMATION
Press:
Media Relations
T-Mobile US, Inc.
mediarelations@t-mobile.com
http://newsroom.t-mobile.com

Investor Relations:
Nils Paellmann, nils.paellmann@t-mobile.com
Ben Barrett, ben.barrett@t-mobile.com
Jon Perachio, jonathan.perachio@t-mobile.com
Esther Tehrani, esther.tehrani@t-mobile.com
investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	June 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$1,105	$1,203
Accounts receivable, net of allowances of $61 and $67	1,817	1,769
Equipment installment plan receivables, net	2,446	2,538
Accounts receivable from affiliates	18	11
Inventory	998	1,084
Other current assets	1,730	1,676
Total current assets	8,114	8,281
Property and equipment, net	21,847	23,359
Operating lease right-of-use assets	10,439	—
Financing lease right-of-use assets	2,589	—
Goodwill	1,901	1,901
Spectrum licenses	36,430	35,559
Other intangible assets, net	157	198
Equipment installment plan receivables due after one year, net	1,604	1,547
Other assets	1,707	1,623
Total assets	$84,788	$72,468
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$7,260	$7,741
Payables to affiliates	198	200
Short-term debt	300	841
Deferred revenue	620	698
Short-term operating lease liabilities	2,268	—
Short-term financing lease liabilities	963	—
Other current liabilities	1,564	787
Total current liabilities	13,173	10,267
Long-term debt	10,954	12,124
Long-term debt to affiliates	13,985	14,582
Tower obligations	2,247	2,557
Deferred tax liabilities	5,090	4,472
Operating lease liabilities	10,145	—
Financing lease liabilities	1,314	—
Deferred rent expense	—	2,781
Other long-term liabilities	913	967
Total long-term liabilities	44,648	37,483
Commitments and contingencies
Stockholders' equity
Common Stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 855,970,789 and 851,675,119 shares issued, 854,452,642 and 850,180,317 shares outstanding	—	—
Additional paid-in capital	38,242	38,010
Treasury stock, at cost, 1,518,147 and 1,494,802 shares issued	(8)	(6)
Accumulated other comprehensive loss	(813)	(332)
Accumulated deficit	(10,454)	(12,954)
Total stockholders' equity	26,967	24,718
Total liabilities and stockholders' equity	$84,788	$72,468

T-Mobile US, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
(in millions, except share and per share amounts)	June 30, 2019	March 31, 2019	June 30, 2018	2019	2018
Revenues
Branded postpaid revenues	$5,613	$5,493	$5,164	$11,106	$10,234
Branded prepaid revenues	2,379	2,386	2,402	4,765	4,804
Wholesale revenues	313	304	275	617	541
Roaming and other service revenues	121	94	90	215	158
Total service revenues	8,426	8,277	7,931	16,703	15,737
Equipment revenues	2,263	2,516	2,325	4,779	4,678
Other revenues	290	287	315	577	611
Total revenues	10,979	11,080	10,571	22,059	21,026
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,649	1,546	1,530	3,195	3,119
Cost of equipment sales, exclusive of depreciation and amortization shown separately below	2,661	3,016	2,772	5,677	5,617
Selling, general and administrative	3,543	3,442	3,185	6,985	6,349
Depreciation and amortization	1,585	1,600	1,634	3,185	3,209
Total operating expense	9,438	9,604	9,121	19,042	18,294
Operating income	1,541	1,476	1,450	3,017	2,732
Other income (expense)
Interest expense	(182)	(179)	(196)	(361)	(447)
Interest expense to affiliates	(101)	(109)	(128)	(210)	(294)
Interest income	4	8	6	12	12
Other income (expense), net	(22)	7	(64)	(15)	(54)
Total other expense, net	(301)	(273)	(382)	(574)	(783)
Income before income taxes	1,240	1,203	1,068	2,443	1,949
Income tax expense	(301)	(295)	(286)	(596)	(496)
Net income	939	908	782	1,847	1,453

Net income	$939	$908	$782	$1,847	$1,453
Other comprehensive loss, net of tax
Unrealized loss on available-for-sale securities, net of tax effect of $0, $0, $1, $0 and $0	—	—	3	—	—
Unrealized loss on cash flow hedges, net of tax effect of $(102), $(66), $0, $(168) and $0	(292)	(189)	—	(481)	—
Other comprehensive (loss) income	(292)	(189)	3	(481)	—
Total comprehensive income	$647	$719	$785	$1,366	$1,453
Earnings per share
Basic	$1.10	$1.07	$0.92	$2.16	$1.71
Diluted	$1.09	$1.06	$0.92	$2.14	$1.69
Weighted average shares outstanding
Basic	854,368,443	851,223,498	847,660,488	852,796,369	851,420,686
Diluted	860,135,593	858,643,481	852,040,670	860,890,870	858,728,832

T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended			Six Months Ended June 30,
(in millions)	June 30, 2019	March 31, 2019	June 30, 2018	2019	2018
Operating activities
Net income	$939	$908	$782	$1,847	$1,453
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,585	1,600	1,634	3,185	3,209
Stock-based compensation expense	130	110	112	240	209
Deferred income tax expense	267	288	272	555	478
Bad debt expense	71	73	75	144	129
Losses from sales of receivables	28	35	27	63	79
Deferred rent expense	—	—	7	—	11
Losses on redemption of debt	19	—	90	19	122
Changes in operating assets and liabilities
Accounts receivable	(805)	(1,143)	(1,136)	(1,948)	(2,009)
Equipment installment plan receivables	(150)	(250)	(286)	(400)	(508)
Inventories	162	(265)	125	(103)	158
Operating lease right-of-use assets	469	435	—	904	—
Other current and long-term assets	(83)	(87)	(248)	(170)	(116)
Accounts payable and accrued liabilities	43	13	(79)	56	(1,107)
Short and long-term operating lease liabilities	(521)	(522)	—	(1,043)	—
Other current and long-term liabilities	(27)	121	(105)	94	(60)
Other, net	20	76	(9)	96	(17)
Net cash provided by operating activities	2,147	1,392	1,261	3,539	2,031
Investing activities
Purchases of property and equipment, including capitalized interest of $125, $118 and $102	(1,789)	(1,931)	(1,629)	(3,720)	(2,995)
Purchases of spectrum licenses and other intangible assets, including deposits	(665)	(185)	(28)	(850)	(79)
Proceeds related to beneficial interests in securitization transactions	839	1,157	1,323	1,996	2,618
Acquisition of companies, net of cash acquired	—	—	(5)	—	(338)
Other, net	—	(7)	33	(7)	26
Net cash provided by (used in) investing activities	(1,615)	(966)	(306)	(2,581)	(768)
Financing activities
Proceeds from issuance of long-term debt	—	—	—	—	2,494
Payments of consent fees related to long-term debt	—	—	(38)	—	(38)
Proceeds from borrowing on revolving credit facility	880	885	2,070	1,765	4,240
Repayments of revolving credit facility	(880)	(885)	(2,195)	(1,765)	(3,920)
Repayments of financing lease obligations	(229)	(86)	(155)	(315)	(327)
Repayments of long-term debt	(600)	—	(2,350)	(600)	(3,349)
Repurchases of common stock	—	—	(405)	—	(1,071)
Tax withholdings on share-based awards	(4)	(100)	(10)	(104)	(84)
Cash payments for debt prepayment or debt extinguishment costs	(28)	—	(181)	(28)	(212)
Other, net	(5)	(4)	(3)	(9)	—
Net cash used in financing activities	(866)	(190)	(3,267)	(1,056)	(2,267)
Change in cash and cash equivalents	(334)	236	(2,312)	(98)	(1,004)
Cash and cash equivalents
Beginning of period	1,439	1,203	2,527	1,203	1,219
End of period	$1,105	$1,439	$215	$1,105	$215
Supplemental disclosure of cash flow information
Interest payments, net of amounts capitalized	$245	$340	$559	$585	$937
Operating lease payments (1)	703	688	—	1,391	—
Income tax payments	40	32	10	72	11
Noncash investing and financing activities
Noncash beneficial interest obtained in exchange for securitized receivables	1,616	1,512	1,205	3,128	2,333
Changes in accounts payable for purchases of property and equipment	$(113)	$(333)	$(386)	$(446)	$(750)
Leased devices transferred from inventory to property and equipment	167	147	280	314	584
Returned leased devices transferred from property and equipment to inventory	(67)	(57)	(90)	(124)	(172)
Short-term debt assumed for financing of property and equipment	50	250	54	300	291
Operating lease right-of-use assets obtained in exchange for lease obligations	1,400	694	—	2,094	—
Financing lease right-of-use assets obtained in exchange for lease obligations	368	180	176	548	318

(1)
On January 1, 2019, we adopted ASU 2016-02, “Leases (Topic 842),” which requires certain supplemental cash flow disclosures. Where these disclosures or a comparable figure were not required under the former lease standard, we have not retrospectively presented historical amounts. See Note 1 – Summary of Significant Accounting Policies in the Q2 2019 10-Q for additional details.

T-Mobile US, Inc.
Supplementary Operating and Financial Data
(Unaudited)

	Quarter						Six Months Ended June 30,
(in thousands)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	2018	2019
Customers, end of period
Branded postpaid phone customers	34,744	35,430	36,204	37,224	37,880	38,590	35,430	38,590
Branded postpaid other customers	4,321	4,652	4,957	5,295	5,658	6,056	4,652	6,056
Total branded postpaid customers	39,065	40,082	41,161	42,519	43,538	44,646	40,082	44,646
Branded prepaid customers	20,876	20,967	21,002	21,137	21,206	21,337	20,967	21,337
Total branded customers	59,941	61,049	62,163	63,656	64,744	65,983	61,049	65,983
Wholesale customers	14,099	14,570	15,086	15,995	16,557	17,069	14,570	17,069
Total customers, end of period	74,040	75,619	77,249	79,651	81,301	83,052	75,619	83,052

	Quarter						Six Months Ended June 30,
(in thousands)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	2018	2019
Net customer additions (losses)
Branded postpaid phone customers	617	686	774	1,020	656	710	1,303	1,366
Branded postpaid other customers	388	331	305	338	363	398	719	761
Total branded postpaid customers	1,005	1,017	1,079	1,358	1,019	1,108	2,022	2,127
Branded prepaid customers	199	91	35	135	69	131	290	200
Total branded customers	1,204	1,108	1,114	1,493	1,088	1,239	2,312	2,327
Wholesale customers	229	471	516	909	562	512	700	1,074
Total net customer additions	1,433	1,579	1,630	2,402	1,650	1,751	3,012	3,401

	Quarter						Six Months Ended June 30,
	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	2018	2019
Branded postpaid phone churn	1.07%	0.95%	1.02%	0.99%	0.88%	0.78%	1.01%	0.83%
Branded prepaid churn	3.94%	3.81%	4.12%	3.99%	3.85%	3.49%	3.87%	3.67%

T-Mobile US, Inc.
Supplementary Operating and Financial Data (continued)
(Unaudited)

	Quarter						Six Months Ended June 30,
	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	2018	2019
Financial Measures
Service revenues (in millions)	$7,806	$7,931	$8,066	$8,189	$8,277	$8,426	$15,737	$16,703
Total revenues (in millions)	$10,455	$10,571	$10,839	$11,445	$11,080	$10,979	$21,026	$22,059
Net income (in millions)	$671	$782	$795	$640	$908	$939	$1,453	$1,847
Net income margin	9%	10%	10%	8%	11%	11%	9%	11%
Adjusted EBITDA (in millions)	$2,956	$3,233	$3,239	$2,970	$3,284	$3,461	$6,189	$6,745
Adjusted EBITDA margin	38%	41%	40%	36%	40%	41%	39%	40%
Selling, general and administrative (in millions)	$3,164	$3,185	$3,314	$3,498	$3,442	$3,543	$6,349	$6,985
Merger-related costs (in millions)	$—	$41	$53	$102	$113	$222	$41	$335
Selling, general and administrative excluding merger-related costs (in millions)	$3,164	$3,144	$3,261	$3,396	$3,329	$3,321	$6,308	$6,650
Cash purchases of property and equipment including capitalized interest (in millions)	$1,366	$1,629	$1,362	$1,184	$1,931	$1,789	$2,995	$3,720
Capitalized Interest (in millions)	$43	$102	$101	$116	$118	$125	$145	$243
Cash purchases of property and equipment excluding capitalized interest (in millions)	$1,323	$1,527	$1,261	$1,068	$1,813	$1,664	$2,850	$3,477
Net cash provided by operating activities (in millions)	$770	$1,261	$914	$954	$1,392	$2,147	$2,031	$3,539
Net cash (used in) provided by investing activities (in millions)	$(462)	$(306)	$(42)	$231	$(966)	$(1,615)	$(768)	$(2,581)
Net cash provided by (used in) financing activities (in millions)	$1,000	$(3,267)	$(758)	$(311)	$(190)	$(866)	$(2,267)	$(1,056)
Free Cash Flow (in millions)	$668	$774	$890	$1,220	$618	$1,169	$1,442	$1,787
Net cash proceeds from securitization (in millions)	$(150)	$25	$(18)	$(36)	$(18)	$95	$(125)	$77
Operating Metrics
Branded postpaid phone ARPU	$46.66	$46.52	$46.17	$46.29	$46.07	$46.10	$46.59	$46.09
Branded prepaid ARPU	$38.90	$38.48	$38.34	$38.39	$37.65	$37.46	$38.69	$37.56
Branded postpaid accounts, end of period (in thousands)	13,237	13,498	13,753	14,015	14,234	14,480	13,498	14,480
Branded postpaid customers per account	2.95	2.97	2.99	3.03	3.06	3.08	2.97	3.08
Device Sales and Leased Devices
Phones (in millions)	8.7	7.9	8.1	8.3	7.4	6.5	16.6	13.9
Branded postpaid upgrade rate	5%	6%	6%	6%	5%	5%	11%	10%
Device Financing
Gross EIP financed (in millions)	$1,572	$1,705	$1,762	$2,203	$1,742	$1,625	$3,277	$3,367
EIP billings (in millions)	$1,698	$1,585	$1,601	$1,664	$1,663	$1,645	$3,283	$3,308
EIP receivables, net (in millions)	$3,515	$3,530	$3,589	$4,085	$4,128	$4,050	$3,530	$4,050
Lease revenues (in millions)	$171	$177	$176	$168	$161	$143	$348	$304
Leased devices transferred from inventory to property and equipment (in millions)	$304	$280	$229	$198	$147	$167	$584	$314
Returned leased devices transferred from property and equipment to inventory (in millions)	$(82)	$(90)	$(74)	$(80)	$(57)	$(67)	$(172)	$(124)
Customer Quality
EIP receivables classified as prime	43%	42%	42%	44%	46%	50%	42%	50%
EIP receivables classified as prime (including EIP receivables sold)	53%	52%	52%	53%	52%	52%	52%	52%
Total bad debt expense and losses from sales of receivables (in millions)	$106	$102	$128	$118	$108	$99	$208	$207

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock-based compensation expense and interest expense. Adjusted EBITDA should not be used to predict net income as the difference between the two measures is variable.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	2018	2019
Net income	$671	$782	$795	$640	$908	$939	$1,453	$1,847
Adjustments:
Interest expense	251	196	194	194	179	182	447	361
Interest expense to affiliates	166	128	124	104	109	101	294	210
Interest income	(6)	(6)	(5)	(2)	(8)	(4)	(12)	(12)
Other (income) expense, net	(10)	64	(3)	3	(7)	22	54	15
Income tax expense (benefit)	210	286	335	198	295	301	496	596
Operating income	1,282	1,450	1,440	1,137	1,476	1,541	2,732	3,017
Depreciation and amortization	1,575	1,634	1,637	1,640	1,600	1,585	3,209	3,185
Stock-based compensation (1)	96	106	102	85	93	111	202	204
Merger-related costs	—	41	53	102	113	222	41	335
Other, net (2)	3	2	7	6	2	2	5	4
Adjusted EBITDA	$2,956	$3,233	$3,239	$2,970	$3,284	$3,461	$6,189	$6,745

(1)
Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Condensed Consolidated Financial Statements. Additionally, certain stock-based compensation expenses associated with the Transactions have been included in Merger-related costs.

(2)
Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded in Adjusted EBITDA.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower obligations)(1) to last twelve months Net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratios)	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019	Jun 30, 2019
Short-term debt	$3,320	$1,004	$783	$841	$250	$300
Short-term debt to affiliates	445	320	—	—	598	—
Short-term financing lease liabilities					911	963
Long-term debt	12,127	12,065	11,993	12,124	10,952	10,954
Long-term debt to affiliates	14,586	14,581	14,581	14,582	13,985	13,985
Financing lease liabilities					1,224	1,314
Less: Cash and cash equivalents	(2,527)	(215)	(329)	(1,203)	(1,439)	(1,105)
Net debt (excluding Tower Obligations)	$27,951	$27,755	$27,028	$26,344	$26,481	$26,411
Divided by: Last twelve months Net income	$4,509	$4,710	$4,955	$2,888	$3,125	$3,282
Net Debt (excluding Tower Obligations) to last twelve months Net income Ratio	6.2	5.9	5.5	9.1	8.5	8.0
Divided by: Last twelve months Adjusted EBITDA	$11,501	$11,722	$12,139	$12,398	$12,726	$12,954
Net Debt (excluding Tower Obligations) to last twelve months Adjusted EBITDA Ratio	2.4	2.4	2.2	2.1	2.1	2.0

(1)
In Q1 2019, the adoption of the new lease accounting standard resulted in a reclassification of capital lease liabilities previously included in Short-term debt and Long-term debt to Short-term financing lease liabilities and Financing lease liabilities in our Condensed Consolidated Balance Sheet. In Q1 2019, we redefined Net debt (excluding Tower obligations) to reflect the above changes in classification and present Net debt (excluding Tower obligations) on a consistent basis for investor transparency. The effects of this change are applied prospectively, consistent with the adoption of the standard. See Note 1 – Summary of Significant Accounting Policies in the Q2 2019 10-Q for additional details.

Free Cash Flow is calculated as follows

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	2018	2019
Net cash provided by operating activities	$770	$1,261	$914	$954	$1,392	$2,147	$2,031	$3,539
Cash purchases of property and equipment	(1,366)	(1,629)	(1,362)	(1,184)	(1,931)	(1,789)	(2,995)	(3,720)
Proceeds related to beneficial interests in securitization transactions	1,295	1,323	1,338	1,450	1,157	839	2,618	1,996
Cash payments for debt prepayment or debt extinguishment costs	(31)	(181)	—	—	—	(28)	(212)	(28)
Free Cash Flow	$668	$774	$890	$1,220	$618	$1,169	$1,442	$1,787
Net cash (used in) provided by investing activities	$(462)	$(306)	$(42)	$231	$(966)	$(1,615)	$(768)	$(2,581)
Net cash provided by (used in) financing activities	$1,000	$(3,267)	$(758)	$(311)	$(190)	$(866)	$(2,267)	$(1,056)

Free Cash Flow three-year CAGR(1) is calculated as follows:

	FY	FY
(in millions, except CAGR Range)	2016	2019 Guidance Range		CAGR Range
Net cash provided by operating activities	$2,779	$6,600	$6,850	33%	35%
Cash purchases of property and equipment (2)	(4,702)	(6,000)	(6,100)	8%	9%
Proceeds related to beneficial interests in securitization transactions	3,356	3,900	3,900
Cash payments for debt prepayment or debt extinguishment costs	—	—	(50)
Free Cash Flow	$1,433	$4,500	$4,600	46%	48%
(1)    The Net cash provided by operating activities and Free Cash Flow three-year CAGR figures exclude payments for merger-related costs.

(2)	Presented amounts for Cash purchases of property and equipment represent the “very high end” of the unchanged guidance range of $5.8 to $6.1 billion.

T-Mobile US, Inc.
Reconciliation of Operating Measures to Service Revenues
(Unaudited)

The following table illustrates the calculation of our operating measure ARPU and reconcile this measure to the related service revenues:

(in millions, except average number of customers and ARPU)	Quarter						Six Months Ended June 30,
	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	2018	2019
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$5,070	$5,164	$5,244	$5,384	$5,493	$5,613	$10,234	$11,106
Less: Branded postpaid other revenues	(259)	(272)	(289)	(297)	(310)	(326)	(531)	(636)
Branded postpaid phone service revenues	$4,811	$4,892	$4,955	$5,087	$5,183	$5,287	$9,703	$10,470
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	34,371	35,051	35,779	36,631	37,504	38,226	34,711	37,865
Branded postpaid phone ARPU	$46.66	$46.52	$46.17	$46.29	$46.07	$46.10	$46.59	$46.09
Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,402	$2,402	$2,395	$2,399	$2,386	$2,379	$4,804	$4,765
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	20,583	20,806	20,820	20,833	21,122	21,169	20,695	21,146
Branded prepaid ARPU	$38.90	$38.48	$38.34	$38.39	$37.65	$37.46	$38.69	$37.56

Definitions of Terms

Operating and financial measures are utilized by T-Mobile’s management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.

1.
Customer - SIM number with a unique T-Mobile mobile identifier which is associated with an account that generates revenue. Branded customers generally include customers that are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance. Wholesale customers include Machine-to-Machine (M2M) and Mobile Virtual Network Operator (MVNO) customers that operate on T-Mobile’s network, but are managed by wholesale partners.

2.
Churn - Number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time.

3.
Customers per account - The number of branded postpaid customers as of the end of the period divided by the number of branded postpaid accounts as of the end of the period. An account may include branded postpaid phone, mobile broadband, and DIGITS customers.

4.
Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes branded postpaid other customers and related revenues.
Service revenues - Branded postpaid, including handset insurance, branded prepaid, wholesale, and roaming and other service revenues.

5.
Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile’s network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.

Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.
Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include all commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.

6.	Net income margin - Margin % calculated as net income divided by service revenues.

7.
Adjusted EBITDA - Earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense, non-cash stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance such as merger-related costs. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile’s operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs and costs related to the Transactions, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

8.	Adjusted EBITDA Margin - Margin % calculated as Adjusted EBITDA divided by service revenues.

9.	Smartphones - UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

10.
Free Cash Flow - Net cash provided by operating activities less cash purchases of property and equipment, including proceeds related to beneficial interests in securitization transactions and less cash payments for debt prepayment or debt extinguishment costs. Free Cash Flow is utilized by T-Mobile’s management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule. In Q1 2018, we made an accounting change to reduce net cash provided by operating activities by the deferred purchase price less payments for debt prepayment or debt extinguishment costs, as a result of the adoption of ASU 2016-15. Free Cash Flow has been redefined to reflect the changes in classification and present cash flows on a consistent basis for investor transparency.

11.
Net debt - Short-term debt, short-term debt to affiliates, long-term debt, and long-term debt (excluding tower obligations) to affiliates, short-term financing lease liabilities and financing lease liabilities, less cash and cash equivalents. Leases classified as capital leases under the previous standard are included in Financing Lease liabilities within our Condensed Consolidated Balance Sheet under the new lease standard. The liabilities related to these leases are included in the Net debt calculation under the previous and new lease standards.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: the failure to obtain, or delays in obtaining, required regulatory approvals for the merger (the “Merger”) with Sprint Corporation (“Sprint”), pursuant to the Business Combination Agreement with Sprint and other parties therein (the “Business Combination Agreement”) and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”), and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transactions, or the failure to satisfy any of the other conditions to the Transactions on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the parties to terminate the Business Combination Agreement; adverse effects on the market price of our common stock or on our or Sprint’s operating results because of a failure to complete the Merger in the anticipated timeframe or at all; inability to obtain the financing contemplated to be obtained in connection with the Transactions on the expected terms or timing or at all; the ability of us, Sprint and the combined company to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of our or Sprint’s debt securities or adverse conditions in the credit markets; negative effects of the announcement, pendency or consummation of the Transactions on the market price of our common stock and on our or Sprint’s operating results, including as a result of changes in key customer, supplier, employee or other business relationships; significant costs related to the Transactions, including financing costs, and unknown liabilities of Sprint or that may arise; failure to realize the expected benefits and synergies of the Transactions in the expected timeframes or at all; costs or difficulties related to the integration of Sprint’s network and operations into our network and operations; the risk of litigation or regulatory actions, including the antitrust litigation brought by the attorneys general of thirteen states and the District of Columbia; the inability of us, Sprint or the combined company to retain and hire key personnel; the risk that certain contractual restrictions contained in the Business Combination Agreement during the pendency of the Transactions could adversely affect our or Sprint’s ability to pursue business opportunities or strategic transactions; adverse economic, political or market conditions in the U.S. and international markets; competition, industry consolidation, and changes in the market for wireless services, which could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments, or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; breaches of our and/or our third-party vendors’ networks, information technology and data security, resulting in unauthorized access to customer confidential information; natural disasters, terrorist attacks or similar incidents; unfavorable outcomes of existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks and changes in data privacy laws; any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (“SEC”), may require, which could result in an impact on earnings; changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that the reset process under our trademark license results in changes to the royalty rates for our trademarks; the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property rights of others; our business, investor confidence in our financial results and stock price may be adversely affected if our internal controls are not effective; the occurrence of high fraud rates related to device financing, credit card, dealers, or subscriptions; and interests of a majority stockholder may differ from the interests of other stockholders. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

Important Additional Information

In connection with the Transactions, T-Mobile US, Inc. (“T-Mobile”) has filed a registration statement on Form S-4 (File No. 333-226435), which contains a joint consent solicitation statement of T-Mobile and Sprint Corporation (“Sprint”), that also constitutes a prospectus of T-Mobile (the “joint consent solicitation statement/prospectus”), and each party will file other documents regarding the Transactions with the SEC. The registration statement on Form S-4 was declared effective by the SEC on October 29, 2018, and T-Mobile and Sprint commenced mailing the joint consent solicitation statement/prospectus to their respective stockholders on October 29, 2018. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain these documents free of charge from the SEC’s website or from T-Mobile or Sprint. The documents filed by T-Mobile may be obtained free of charge at T-Mobile’s website, at www.t-mobile.com, or at the SEC’s website, at www.sec.gov, or from T-Mobile by requesting them by mail at T-Mobile US, Inc., Investor Relations, 1 Park Avenue, 14th Floor, New York, NY 10016, or by telephone at 212-358-3210. The documents filed by Sprint may be obtained free of charge at Sprint’s website, at www.sprint.com, or at the SEC’s website, at www.sec.gov, or from Sprint by requesting them by mail at Sprint Corporation, Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B679, Overland Park, Kansas 66251, or by telephone at 913-794-1091.

Participants in the Solicitation

T-Mobile and Sprint and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of consents in respect of the Transactions. Information about T-Mobile’s directors and executive officers is available in T-Mobile’s proxy statement dated April 26, 2018, for its 2018 Annual Meeting of Stockholders. Information about Sprint’s directors and executive officers is available in Sprint’s proxy statement dated June 26, 2018, for its 2018 Annual Meeting of Stockholders, and in Sprint’s subsequent Current Report on Form 8-K filed with the SEC on July 2, 2018. Other information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint consent solicitation statement/prospectus. Investors should read the joint consent solicitation statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from T-Mobile or Sprint as indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

About T-Mobile US, Inc.

As America’s Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to 83.1 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and Metro by T-Mobile. For more information, please visit http://www.T-Mobile.com or join the conversation on Twitter using $TMUS.